Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal Year 2020 Results

•	Record full year operating cash flow of $268.5 million
•	Year-end cash balance was $441.3 million, an increase of $146.3 million from prior year
•	Focused on project execution, de-risking portfolio and maximizing free cash flow and returns in 2021
•	Initiating 2021 Adjusted EBITDA(1) margin guidance

WATSONVILLE, Calif. (March 30, 2021) - Granite Construction Incorporated (NYSE: GVA) today announced results for the fourth quarter and year ended December 31, 2020.

Fiscal Year 2020 Results

Fiscal year 2020 net loss totaled ($145.1) million, or ($3.18) per diluted share, compared to a net loss of ($60.2) million, or ($1.29) per diluted share, in the prior year. Adjusted net income(1) for fiscal year 2020 totaled $60.0 million, or $1.30 per diluted share, compared to an adjusted net loss of ($27.2) million, or ($0.58) per diluted share, in the prior year. Adjusted net income (loss) excludes transaction costs(2), amortization of debt discount, non-recurring legal and accounting investigation costs and non-cash impairment charges.

•	Revenue increased 3.4% in 2020 to $3.6 billion, compared to $3.4 billion in the prior year.
•	Gross profit increased 55.5% in 2020 to $344.8 million, compared to $221.7 million in the prior year.
•	Selling, general & administrative ("SG&A") expenses in 2020 were $353.3 million or 9.9% of revenue, compared to $308.0 million or 8.9% of revenue in the prior year. The increase was primarily attributable to $35.6 million of non-recurring legal and accounting investigation fees.
•	Adjusted EBITDA (1) increased to $189.7 million in 2020, compared to $71.7 million in the prior year.
•	Committed and Award Projects ("CAP") (3) totaled $4.3 billion, down 2.3% year-over-year. The year-over-year decrease in CAP reflects backlog burn of the Heavy Civil Operating Group Old Risk Portfolio(4) partially offset by successful pursuits of best-value procurement work.(5)
•	Operating cash flow increased $157.0 million in 2020 to a Granite record $268.5 million, compared to $111.4 million in the prior year.
•	Balance sheet remains strong with cash and marketable securities increasing $146.3 million in 2020 to $441.3 million, compared to $295.1 million in the prior year, while debt decreased $25.6 million to $338.8 million compared to $364.4 million in the prior year.

"Fiscal year 2020 was one of the most challenging years in Granite's history as we navigated the pandemic and the Audit/Compliance Committee's internal investigation," said Kyle Larkin, Granite President. "Despite these challenges, our teams performed well, particularly in our vertically integrated businesses. Our continued focus on enhancing profit and cash flow produced record operating cash flow in 2020. Looking ahead, we remain committed to positioning our balance sheet and CAP for future growth and success. While we continue to manage risk in the Heavy Civil Operating Group, I am confident that we have established the appropriate parameters to not only execute on existing projects, but also rebuild the portfolio by prioritizing projects with an appropriate risk profile as we leverage federal, state and local infrastructure funding opportunities."

Fourth Quarter 2020 Results

Results for the fourth quarter of 2020 were net income of $8.0 million, or $0.17 per diluted share compared to a net loss of ($19.4) million, or ($0.42) per diluted share, in the prior year. Adjusted net income(1) for the fourth quarter of 2020, which excludes transaction costs(2), amortization of debt discount and non-recurring legal and accounting investigation costs, was $18.8 million, or $0.41 per diluted share compared to an adjusted net loss of ($12.5) million, or ($0.27) per diluted share, in the prior year.

•	Revenue increased 6.8% in the fourth quarter of 2020 to $945.6 million compared to $885.6 million in the fourth quarter of 2019.
•	Gross profit increased to $106.6 million in the fourth quarter of 2020 compared to $51.2 million in the fourth quarter of 2019.
•	SG&A expenses in the fourth quarter of 2020 were $100.8 million or 10.7% of revenue, compared to $83.4 million or 9.4% of revenue in the fourth quarter of 2019. The increase was primarily attributable to non-recurring legal and accounting investigation fees.
•	Adjusted EBITDA (1) increased to $56.6 million in the fourth quarter of 2020 compared to $8.5 million in the fourth quarter of 2019.

(1) Adjusted net income (loss), adjusted diluted income (loss) per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(2) Transaction costs include acquisition, integration, acquired intangible amortization expenses, acquisition-related depreciation and synergy costs.

(3) CAP is comprised of contract backlog (unearned revenue and other awards), as well as awarded construction management/general contractor, construction manager at-risk, and progressive design build projects not yet included in contract backlog.

(4) The Heavy Civil Operating Group Old Risk Portfolio include projects with risk criteria that do not align with Granite's new project selection criteria for the Heavy Civil Operating Group.

(5) Best value procurement work includes construction management/general contractor, construction management at-risk, and progressive design build projects.

Fourth Quarter and Fiscal Year 2020 Segment Results (Unaudited - dollars in thousands)

Transportation Segment
	Three Months Ended December 31,				Years Ended December 31,
	2020	2019	Change		2020	2019	Change
Revenue	$507,988	$484,572	$23,416	4.8%	$2,017,989	$1,892,149	$125,840	6.7%
Gross profit	22,860	23,985	(1,125)	(4.7)%	133,748	55,001	78,747	143.2%
Gross profit as a percent of revenue	4.5%	4.9%			6.6%	2.9%

December 31,	2020	2019	Change
Committed and Awarded Projects	$3,192,588	$3,458,632	$(266,044)	(7.7)%

For the fourth quarter of 2020, Transportation segment revenue increased year-over-year primarily driven by growth in California operations. Quarterly segment gross profit margin of 4.5% reflects progress working through the Heavy Civil Operating Group Old Risk Portfolio which offset the exceptional performance of the vertically-integrated businesses. In the fourth quarter, the Heavy Civil Operating Group Old Risk Portfolio recognized $107.1 million of revenue and a gross loss of ($22.4) million compared to revenue of $135.6 million and a gross loss of ($25.4) million for the fourth quarter of 2019.

For the year ended December 31, 2020, revenue and gross profit increases were driven by strength in the Company's vertically-integrated businesses, which was partially offset by burn of the Heavy Civil Operating Group Old Risk Portfolio. In fiscal year 2020, the Heavy Civil Operating Group Old Risk Portfolio reported $458.6 million of revenue and a gross loss of ($102.9) million compared to revenue of $609.0 million and a gross loss of ($154.6) million for the year ended December 31, 2019.

Segment CAP decreased $0.3 billion year-over-year to $3.2 billion as Granite burned through its backlog of the Heavy Civil Operating Group Old Risk Portfolio.

Water Segment
	Three Months Ended December 31,				Years Ended December 31,
	2020	2019	Change		2020	2019	Change
Revenue	$122,337	$123,174	$(837)	(0.7)%	$440,317	$468,730	$(28,413)	(6.1)%
Gross profit	19,758	(1,319)	21,077	(1,598.0)%	54,241	29,766	24,475	82.2%
Gross profit as a percent of revenue	16.2%	(1.1)%			12.3%	6.4%

December 31,	2020	2019	Change
Committed and Awarded Projects	$311,741	$226,023	$85,718	37.9%

For the fourth quarter of 2020, Water segment revenue was flat and gross profit increased year-over-year primarily due to the absence of significant project write downs experienced in the fourth quarter of 2019.

For the year ended December 31, 2020, Water segment revenue decreased due to project delays and limited crew availability attributable to COVID-19. Segment gross profit increased year-over-year due to the absence of significant project write downs experienced in 2019.

Segment CAP increased $85.7 million year-over-year to $311.7 million, primarily reflecting the addition of five trenchless sewer contracts in the third quarter of 2020 totaling $148 million.

Specialty Segment
	Three Months Ended December 31,				Years Ended December 31,
	2020	2019	Change		2020	2019	Change
Revenue	$210,304	$189,040	$21,264	11.2%	$723,391	$727,537	$(4,146)	(0.6)%
Gross profit	44,327	13,090	31,237	238.6%	92,180	86,729	5,451	6.3%
Gross profit as a percent of revenue	21.1%	6.9%			12.7%	11.9%

December 31,	2020	2019	Change
Committed and Awarded Projects	$776,888	$696,570	$80,318	11.5%

For the fourth quarter of 2020, Specialty segment revenue increased year-over-year driven by strong site development and renewable energy projects in both private and public markets. Segment reported gross profit for the quarter increased year-over-year, reflecting increased activity in the California operations and improved project execution compared to the fourth quarter of 2019.

For the fiscal year 2020, Specialty segment revenue decreased primarily due to COVID-19 headwinds. Segment gross profit for the fiscal year increased driven by strong project execution, partially offset by a write down related to disputed cost overruns on a tunneling project.

Specialty segment CAP increased $80.3 million year-over-year to $776.9 million, a record high, reflecting the results of the Company's relationships with private and public customers.

Materials Segment
	Three Months Ended December 31,				Years Ended December 31,
	2020	2019	Change		2020	2019	Change
Revenue	$104,943	$88,801	$16,142	18.2%	$380,762	$357,190	$23,572	6.6%
Gross profit	19,704	15,468	4,236	27.4%	64,619	50,182	14,437	28.8%
Gross profit as a percent of revenue	18.8%	17.4%			17.0%	14.0%

For the fourth quarter of 2020, Materials segment revenue and gross profit increased year-over-year compared to the prior year quarter reflecting strong sales volumes due in part to favorable weather in the West.

For the year ended December 31, 2020, Materials segment revenue and gross profit increased compared to 2019 largely due to increased sales volumes and operational efficiencies.

Outlook and Guidance

The Company's expectations for 2021 are:

• Low- to mid-single digit revenue growth
• Adjusted EBITDA margin in the range of 5.5% to 7.5%

Conference Call

Granite will conduct a conference call today, March 30, 2021, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results for the quarter and fiscal year ended December 31, 2020. The Company invites investors to listen to a live audio webcast on its Investor Relations website, investor.graniteconstruction.com. The live call is available by calling 1-866-807-9684; international callers may dial 1-412-317-5415. An archive of the webcast will be available on the website approximately one hour after the call. A replay will be available after the live call through April 6, 2021, by calling 1-877-344-7529, replay access code 10153446; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the Granite website, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, Committed and Awarded Projects ("CAP"), and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, CAP, and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

December 31,	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$436,136	$262,273
Short-term marketable securities	—	27,799
Receivables, net	540,812	547,417
Contract assets	164,939	211,441
Inventories	82,362	88,885
Equity in construction joint ventures	188,798	193,110
Other current assets	42,199	46,016
Total current assets	1,455,246	1,376,941
Property and equipment, net	527,016	542,297
Long-term marketable securities	5,200	5,000
Investments in affiliates	75,287	84,176
Goodwill	116,777	264,279
Right of use assets	62,256	72,534
Deferred income taxes, net	41,839	50,158
Other noncurrent assets	96,375	106,703
Total assets	$2,379,996	$2,502,088

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,278	$8,244
Accounts payable	359,160	400,775
Contract liabilities	171,321	95,737
Accrued expenses and other current liabilities	404,497	337,300
Total current liabilities	943,256	842,056
Long-term debt	330,522	356,108
Lease liabilities	46,769	58,618
Deferred income taxes, net	3,155	3,754
Other long-term liabilities	64,684	63,136
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 45,668,541 shares as of December 31, 2020, 45,503,805 shares as of December 31, 2019	457	456
Additional paid-in capital	555,407	549,307
Accumulated other comprehensive loss	(5,035)	(2,645)
Retained earnings	424,835	594,353
Total Granite Construction Incorporated shareholders’ equity	975,664	1,141,471
Non-controlling interests	15,946	36,945
Total equity	991,610	1,178,416
Total liabilities and equity	$2,379,996	$2,502,088

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue
Transportation	$507,988	$484,572	$2,017,989	$1,892,149
Water	122,337	123,174	440,317	468,730
Specialty	210,304	189,040	723,391	727,537
Materials	104,943	88,801	380,762	357,190
Total revenue	945,572	885,587	3,562,459	3,445,606
Cost of revenue
Transportation	485,128	460,587	1,884,241	1,837,148
Water	102,579	124,493	386,076	438,964
Specialty	165,977	175,950	631,211	640,808
Materials	85,239	73,333	316,143	307,008
Total cost of revenue	838,923	834,363	3,217,671	3,223,928
Gross profit	106,649	51,224	344,788	221,678
Selling, general and administrative expenses	100,752	83,404	353,320	307,981
Acquisition and integration expenses	(20)	1,530	53	15,299
Non-cash impairment charges	—	—	156,690	—
Gain on sales of property and equipment	(2,060)	(4,767)	(6,930)	(18,703)
Operating income (loss)	7,977	(28,943)	(158,345)	(82,899)
Other expense (income)
Interest income	(283)	(1,176)	(3,096)	(7,433)
Interest expense	6,298	5,363	24,200	18,374
Equity in income of affiliates, net	(4,368)	(1,295)	(8,783)	(11,454)
Other income, net	(4,295)	(2,914)	(4,203)	(5,308)
Total other (income) expense	(2,648)	(22)	8,118	(5,821)
Income (loss) before provision for (benefit from) income taxes	10,625	(28,921)	(166,463)	(77,078)
Provision for (benefit from) income taxes	4,938	(8,860)	(282)	(20,376)
Net income (loss)	5,687	(20,061)	(166,181)	(56,702)
Amount attributable to non-controlling interests	2,323	681	21,064	(3,489)
Net income (loss) attributable to Granite Construction Incorporated	$8,010	$(19,380)	$(145,117)	$(60,191)

Net income (loss) per share attributable to common shareholders
Basic	$0.18	$(0.42)	$(3.18)	$(1.29)
Diluted	$0.17	$(0.42)	$(3.18)	$(1.29)
Weighted average shares of common stock
Basic	45,660	45,930	45,614	46,559
Diluted	46,275	45,930	45,614	46,559
Dividends per common share	$0.13	$0.13	$0.52	$0.52

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Years Ended December 31,	2020	2019
Operating activities
Net loss	$(166,181)	$(56,702)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	112,958	121,993
Amortization related to the 2.75% Convertible Notes	8,693	1,425
Gain on sales of property and equipment, net	(6,930)	(18,703)
Deferred income taxes	8,817	(22,924)
Stock-based compensation	6,377	10,213
Equity in net loss from unconsolidated joint ventures	51,486	120,632
Net income from affiliates	(8,783)	(11,454)
Non-cash impairment charges	156,690	—
Other non-cash adjustments	1,729	4,020
Changes in assets and liabilities, net of the effect of an acquisition in 2019	103,604	(37,062)
Net cash provided by operating activities	268,460	111,438
Investing activities
Purchases of marketable securities	(9,996)	—
Maturities of marketable securities	10,000	30,000
Proceeds from called marketable securities	24,996	—
Purchases of property and equipment	(93,253)	(106,828)
Proceeds from sales of property and equipment	16,702	37,091
Cash paid to purchase business	—	(6,227)
Proceeds from the sale of an investment	5,000	—
Other investing activities, net	5,289	5,642
Net cash used in investing activities	(41,262)	(40,322)
Financing activities
Proceeds from debt	50,000	105,574
Proceeds from issuance of 2.75% Convertible Notes, net	—	230,000
Proceeds from issuance of warrants, net	—	11,500
Purchase of Hedge Option, net	—	(37,375)
Debt principal repayments	(83,433)	(313,150)
Cash dividends paid	(23,712)	(24,316)
Repurchases of common stock	(885)	(36,900)
Contributions from non-controlling partners	11,875	68
Distributions to non-controlling partners	(11,810)	(12,235)
Debt issuance costs	—	(6,507)
Other financing activities, net	307	1,704
Net cash used in financing activities	(57,658)	(81,637)
Net increase (decrease) in cash, cash equivalents and restricted cash	169,540	(10,521)
Cash, cash equivalents and $5,835 and $5,825 in restricted cash at beginning of period	268,108	278,629
Cash, cash equivalents and $1,512 and $5,835 in restricted cash at end of period	$437,648	$268,108

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted income (loss) before benefit from income taxes, adjusted provision for (benefit from) income taxes, adjusted net income (loss) attributable to Granite Construction Incorporated and adjusted diluted net income (loss) per share to indicate the impact of amortization of debt discount related to our convertible notes and non-recurring acquisition, integration, acquired intangible amortization expenses, acquisition related depreciation and synergy costs (collectively referred to as “transaction costs”) related to the acquisition of the Layne Christensen Company and LiquiForce and other significant non-recurring items as required. Acquisition and integration costs include external transaction costs, professional fees and internal travel. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Granite Construction Incorporated	$8,010	$(19,380)	$(145,117)	$(60,191)
Depreciation, depletion and amortization expense(2)	30,480	30,718	121,651	123,418
Provision for (benefit from) income taxes	4,938	(8,860)	(282)	(20,376)
Interest expense, net of interest income	6,015	4,187	21,104	10,941
EBITDA(1)	$49,443	$6,665	$(2,644)	$53,792
EBITDA margin(3)	5.2%	0.8%	(0.1%)	1.6%

Non-recurring legal and accounting fees	$7,135	$—	$35,575	$—
Non-cash impairment charges	—	—	156,690	—
Transaction costs	$(20)	$1,811	$53	$17,944
Adjusted EBITDA(1)	$56,558	$8,476	$189,674	$71,736
Adjusted EBITDA margin(3)	6.0%	1.0%	5.3%	2.1%

(1) We define EBITDA as U.S. GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of non-recurring legal and accounting fees, non-cash impairment charges and transaction costs as defined above.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the consolidated statements of operations of Granite Construction Incorporated.

(3) Represents EBITDA or Adjusted EBITDA divided by consolidated revenue of $945.6 million and $885.6 million for the three months ended December 31, 2020 and 2019, respectively, and $3.6 billion and $3.4 billion for the years ended December 31, 2020 and 2019, respectively.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net (Loss) Income Reconciliation

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Income (loss) before provision for (benefit from) income taxes	$10,625	$(28,921)	$(166,463)	$(77,078)
Transaction costs	5,696	8,170	23,287	43,497
Amortization of debt discount(1)	1,696	1,071	6,606	1,071
Non-cash impairment	—	—	156,690	—
Non-recurring legal and accounting fees	7,135	—	35,575	—
Adjusted income (loss) before provision for (benefit from) income taxes	$25,152	$(19,680)	$55,695	$(32,510)

Provision for (benefit from) income taxes	$4,938	$(8,860)	$(282)	$(20,376)
Tax effect of the transaction costs and amortization of debt discount(2)	3,777	2,403	17,022	11,588
Adjusted provision for (benefit from) income taxes	$8,715	$(6,457)	$16,740	$(8,788)

Net income (loss) attributable to Granite Construction Incorporated	$8,010	$(19,380)	$(145,117)	$(60,191)
After-tax transaction costs, amortization of debt discount, non-cash impairment and non-recurring legal and accounting fees	10,750	6,838	205,136	32,980
Adjusted net income (loss) attributable to Granite Construction Incorporated	$18,760	$(12,542)	$60,019	$(27,211)

Diluted net income (loss) per share attributable to common shareholders	$0.17	$(0.42)	$(3.18)	$(1.29)
After-tax transaction costs and amortization of debt discount	0.24	0.15	4.48	0.71
Adjusted diluted net income (loss) per share attributable to common shareholders	$0.41	$(0.27)	$1.30	$(0.58)

(1) Under U.S. GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, the $230.0 million aggregate principal amount of convertible senior notes that were issued in November 2019 (the “2.75 % Convertible Notes”), are separated into liability and equity components on the consolidated balance sheets. The equity component represents the excess of the $230.0 million principal amount of the 2.75% Convertible Notes over the carrying amount of the liability component (“debt discount”). We are amortizing the debt discount to interest expense using an effective interest rate of 6.62% over the expected life of the 2.75% Convertible Notes.

(2) The tax effect of transaction costs was calculated using the Company’s estimated annual statutory tax rate.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated